Exhibit 99.1

News Release

Media contact:
Dave Thompson, 678 579 5298
dave.thompson@mirant.com

Investor Relations contact:
Cameron Bready, 678 579 7742
cameron.bready@mirant.com

Stockholder inquiries:
678 579 7777

November 16, 2005

Mirant Unsecured Creditors and Shareholders
Approve Proposed Plan of Reorganization

December 1 Confirmation Hearing Final Step Toward Chapter 11 Emergence

ATLANTA – Mirant (Pink Sheets: MIRKQ) announced today that its Second Amended Chapter 11 Plan of Reorganization has been widely accepted by the key classes of creditors and shareholders created under the Plan. The final voting tabulation shows that over 97 percent of Mirant’s unsecured creditors and shareholders who voted on the Plan approved it. The unsecured creditors voting in favor of the Plan hold more than 80 percent of the unsecured debt that voted.

The Plan was also accepted by the unsecured creditor classes of most of Mirant’s debtor-subsidiaries, including Mirant Americas Generation LLC (MAG), Mirant Americas Energy Marketing (MAEM), and Mirant Americas, Inc. (MAI).

“The strong vote of support for our Plan of Reorganization is another major milestone in Mirant’s Chapter 11 case,” said M. Michele Burns, Mirant’s chief restructuring officer, who has led the company’s reorganization process. “It signals that both our creditors and shareholders have confidence in the Plan and believe that they have been treated fairly.”

Added Burns, “In the last three months, we have achieved strong momentum toward emergence from bankruptcy and positioned the new Mirant to be a much stronger competitor. Along with our core constituents voting for a Plan of Reorganization that will cut our total debt by nearly half, we have obtained commitments for over $2.3 billion in loans to finance the business upon exit from Chapter 11. Coupled with our current cash and cash equivalents of over $1 billion and expected debt reduction, Mirant can emerge from bankruptcy with one of the strongest balance sheets in the merchant power sector.”

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The widespread approval of the Plan by Mirant’s creditors and shareholders clears the way for the company to proceed toward a confirmation hearing on the Plan before the United States Bankruptcy Court for the Northern District of Texas. The hearing is currently scheduled to begin on December 1.

“With our Chapter 11 case moving toward a close, we will move forward to create value by being disciplined in all we do,” said Edward R. Muller, Mirant’s chairman and chief executive officer.

Despite the Plan’s support by all three of Mirant’ statutory creditor and shareholder committees, and the Plan’s formal acceptance by the company’s principal constituencies, some creditor classes of subsidiaries of Mirant voted against the Plan and a number of parties also filed objections to the Plan’s confirmation. At the December 1 hearing, Mirant will ask the Court to overrule any such opposition to the Plan that has not been resolved before or at the hearing.

Mirant is a competitive energy company that produces and sells electricity in North America, the Caribbean, and the Philippines. Mirant owns or leases more than 18,000 megawatts of electric generating capacity globally. The company operates an asset management and energy marketing organization from its headquarters in Atlanta. For more information, please visit www.mirant.com.

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